U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

================================================================================
1. Name and Address of Reporting Person*

Rosenwald, M.D.,        Lindsay                    A.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

c/o Paramount Capital Asset Management,
Inc., 787 Seventh Avenue, 48th Floor
--------------------------------------------------------------------------------
                                    (Street)

New York                  NY                      10019
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)

================================================================================
2. Issuer Name and Ticker or Trading Symbol

Cell Therapeutics, Inc. (CTIC)
================================================================================
3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


================================================================================
4. Statement for Month/Year

March 2001
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |_|   Director                             |X|   10% Owner
   |_|   Officer (give title below)           |_|   Other (specify below)

================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

   |_|  Form filed by one Reporting Person
   |X|  Form filed by more than one Reporting Person

================================================================================

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                     6.
                                                      4.                              5.             Owner-
                                                      Securities Acquired (A) or      Amount of      ship
                                         3.           Disposed of (D)                 Securities     Form:     7.
                                         Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                           2.            Code         ----------------------------    Owned at End   (D) or    Indirect
1.                         Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security          Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                 (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               03/07/01       X                 300       A      $70.00                  I         By The Aries Master
                                                                                                               Fund II(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               03/13/01       X               5,100       A      $60.00                  I         By The Aries Master
                                                                                                               Fund II(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               03/13/01       X               2,800       A      $60.00                  I         By The Aries Master
                                                                                                               Fund II(2)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Common Stock               03/13/01       X               1,000       A      $60.00                  I         By The Aries Master
                                                                                                               Fund II(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               03/14/01       X              11,300       A      $55.00                  I         By The Aries Master
                                                                                                               Fund II(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               03/14/01       X               8,500       A      $50.00                  I         By The Aries Master
                                                                                                               Fund II(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               03/14/01       X               6,500       A      $65.00                  I         By The Aries Master
                                                                                                               Fund II(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               03/14/01       X               4,000       A      $70.00                  I         By The Aries Master
                                                                                                               Fund II(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               03/14/01       X               3,500       A      $60.00                  I         By The Aries Master
                                                                                                               Fund II(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               03/19/01       X               2,500       A      $65.00                  I         By The Aries Master
                                                                                                               Fund II(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               03/19/01       X                 400       A      $75.00                  I         By The Aries Master
                                                                                                               Fund II(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               03/19/01       X                 400       A      $70.00                  I         By The Aries Master
                                                                                                               Fund II(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               03/21/01       X                 500       A      $65.00                  I         By The Aries Master
                                                                                                               Fund II(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               03/26/01       X                 500       A      $50.00                  I         By The Aries Master
                                                                                                               Fund II(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               03/30/01       X               1,700       A      $50.00                  I         By The Aries Master
                                                                                                               Fund II(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               03/30/01       X                 700       A      $65.00                  I         By The Aries Master
                                                                                                               Fund II(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               03/07/01       X                 300       A      $70.00                  I         By Aries Domestic
                                                                                                               Fund, L.P.(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               03/13/01       X               1,900       A      $60.00                  I         By Aries Domestic
                                                                                                               Fund, L.P.(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               03/14/01       X               5,400       A      $55.00                  I         By Aries Domestic
                                                                                                               Fund, L.P.(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               03/14/01       X               2,000       A      $50.00                  I         By Aries Domestic
                                                                                                               Fund, L.P.(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               03/14/01       X               1,300       A      $60.00                  I         By Aries Domestic
                                                                                                               Fund, L.P.(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               03/14/01       X               1,000       A      $60.00                  I         By Aries Domestic
                                                                                                               Fund, L.P.(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               03/14/01       X                 600       A      $60.00                  I         By Aries Domestic
                                                                                                               Fund, L.P.(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               03/19/01       X                 400       A      $75.00                  I         By Aries Domestic
                                                                                                               Fund, L.P.(2)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Common Stock               03/21/01       X               1,100       A      $65.00                  I         By Aries Domestic
                                                                                                               Fund, L.P.(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               03/26/01       X               1,900       A      $50.00                  I         By Aries Domestic
                                                                                                               Fund, L.P.(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               03/26/01       X                 600       A      $50.00                  I         By Aries Domestic
                                                                                                               Fund, L.P.(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               03/26/01       X                 100       A      $50.00                  I         By Aries Domestic
                                                                                                               Fund, L.P.(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               03/30/01       X               1,200       A      $60.00                  I         By Aries Domestic
                                                                                                               Fund, L.P.(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               03/30/01       X                 600       A      $65.00                  I         By Aries Domestic
                                                                                                               Fund, L.P.(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               03/30/01       X                 600       A      $50.00                  I         By Aries Domestic
                                                                                                               Fund, L.P.(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               03/07/01       X                 300       A      $70.00                  I         By Aries Domestic
                                                                                                               Fund II, L.P.(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               03/07/01       X                 200       A      $70.00                            By Aries Domestic
                                                                                                     I         Fund II, L.P.(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               03/14/01       X               1,900       A      $60.00                  I         By Aries Domestic
                                                                                                               Fund II, L.P.(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               03/14/01       X               1,800       A      $55.00                  I         By Aries Domestic
                                                                                                               Fund II, L.P.(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               03/14/01       X                1,600      A      $50.00                  I         By Aries Domestic
                                                                                                               Fund II, L.P.(2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               03/19/01       X               1,000       A      $75.00   5,805,435(1)   I         By Aries Domestic
                                                                                                               Fund II, L.P.(2)
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    Form of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        5)       5)
------------------------------------------------------------------------------------------------------------------------------------
Put Option          $50.00   03/14/01  X              4,300  Immed.   06/15/01 Common    43                         I    The Aries
(Short)                                                                                                                  Master Fund
                                                                                                                         II
------------------------------------------------------------------------------------------------------------------------------------
Put Option          $50.00   03/14/01  X              4,000  Immed.   06/15/01 Common    40                         I    The Aries
(Short)                                                                                                                  Master Fund
                                                                                                                         II
------------------------------------------------------------------------------------------------------------------------------------
Put Option          $50.00   03/14/01  X                200  Immed.   06/15/01 Common    2                          I    The Aries
(Short)                                                                                                                  Master Fund
                                                                                                                         II
------------------------------------------------------------------------------------------------------------------------------------
Put Option          $50.00   03/26/01  X                500  Immed.   06/15/01 Common    5                          I    The Aries
(Short)                                                                                                                  Master Fund
                                                                                                                         II
------------------------------------------------------------------------------------------------------------------------------------
Put Option          $50.00   03/30/01  X              1,700  Immed.   06/15/01 Common    17                         I    The Aries
(Short)                                                                                                                  Master Fund
                                                                                                                         II
------------------------------------------------------------------------------------------------------------------------------------
Put Option          $50.00   03/14/01  X                600  Immed.   06/15/01 Common    6                          I    Aries
(Short)                                                                                                                  Domestic
                                                                                                                         Fund II,
                                                                                                                         L.P.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Put Option          $50.00   03/14/01  X                600  Immed.   06/15/01 Common    6                          I    Aries
(Short)                                                                                                                  Domestic
                                                                                                                         Fund II,
                                                                                                                         L.P.
------------------------------------------------------------------------------------------------------------------------------------
Put Option          $50.00   03/14/01  X                400  Immed.   06/15/01 Common    4                          I    Aries
(Short)                                                                                                                  Domestic
                                                                                                                         Fund II,
                                                                                                                         L.P.
------------------------------------------------------------------------------------------------------------------------------------
Put Option          $50.00   03/14/01  X              2,000  Immed.   06/15/01 Common    20                         I    Aries
(Short)                                                                                                                  Domestic
                                                                                                                         Fund, L.P.
------------------------------------------------------------------------------------------------------------------------------------
Put Option          $50.00   03/26/01  X                100  Immed.   06/15/01 Common    1                          I    Aries
(Short)                                                                                                                  Domestic
                                                                                                                         Fund, L.P.
------------------------------------------------------------------------------------------------------------------------------------
Put Option          $50.00   03/26/01  X              1,900  Immed.   06/15/01 Common    19                         I    Aries
(Short)                                                                                                                  Domestic
                                                                                                                         Fund, L.P.
------------------------------------------------------------------------------------------------------------------------------------
Put Option          $50.00   03/26/01  X                600  Immed.   06/15/01 Common    6                          I    Aries
(Short)                                                                                                                  Domestic
                                                                                                                         Fund, L.P.
------------------------------------------------------------------------------------------------------------------------------------
Put Option          $50.00   03/30/01  X                600  Immed.   06/15/01 Common    6                0         I    Aries
(Short)                                                                                                                  Domestic
                                                                                                                         Fund, L.P.
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Put Option          $55.00   03/14/01  X              6,100  Immed.   06/15/01 Common    61                         I    The Aries
(Short)                                                                                                                  Master Fund
                                                                                                                         II
------------------------------------------------------------------------------------------------------------------------------------
Put Option          $55.00   03/14/01  X              3,000  Immed.   06/15/01 Common    30                         I    The Aries
(Short)                                                                                                                  Master Fund
                                                                                                                         II
------------------------------------------------------------------------------------------------------------------------------------
Put Option          $55.00   03/14/01  X              2,200  Immed.   06/15/01 Common    22                         I    The Aries
(Short)                                                                                                                  Master Fund
                                                                                                                         II
------------------------------------------------------------------------------------------------------------------------------------
Put Option          $55.00   03/14/01  X              2,900  Immed.   06/15/01 Common    29                         I    Aries
(Short)                                                                                                                  Domestic
                                                                                                                         Fund, L.P.
------------------------------------------------------------------------------------------------------------------------------------
Put Option          $55.00   03/14/01  X              1,500  Immed.   06/15/01 Common    15                         I    Aries
(Short)                                                                                                                  Domestic
                                                                                                                         Fund, L.P.
------------------------------------------------------------------------------------------------------------------------------------
Put Option          $55.00   03/14/01  X              1,000  Immed.   06/15/01 Common    10                         I    Aries
(Short)                                                                                                                  Domestic
                                                                                                                         Fund, L.P.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Put Option          $55.00   03/14/01  X              1,000  Immed.   06/15/01 Common    10                         I    Aries
(Short)                                                                                                                  Domestic
                                                                                                                         Fund II,
                                                                                                                         L.P.
------------------------------------------------------------------------------------------------------------------------------------
Put Option          $55.00   03/14/01  X                500  Immed.   06/15/01 Common    5                          I    Aries
(Short)                                                                                                                  Domestic
                                                                                                                         Fund II,
                                                                                                                         L.P.
------------------------------------------------------------------------------------------------------------------------------------
Put Option          $55.00   03/14/01  X                300  Immed.   06/15/01 Common    3                0         I    Aries
(Short)                                                                                                                  Domestic
                                                                                                                         Fund II,
                                                                                                                         L.P.
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Put Option          $60.00   03/13/01  X              5,100  Immed.   06/15/01 Common    51                              The Aries
(Short)                                                                                                                  Master Fund
                                                                                                                         II
------------------------------------------------------------------------------------------------------------------------------------
Put Option          $60.00   03/13/01  X              2,800  Immed.   06/15/01 Common    28                              The Aries
(Short)                                                                                                                  Master Fund
                                                                                                                         II
------------------------------------------------------------------------------------------------------------------------------------
Put Option          $60.00   03/13/01  X              1,000  Immed.   06/15/01 Common    10                              The Aries
(Short)                                                                                                                  Master Fund
                                                                                                                         II
------------------------------------------------------------------------------------------------------------------------------------
Put Option          $60.00   03/14/01  X              1,700  Immed.   06/15/01 Common    17                              The Aries
(Short)                                                                                                                  Master Fund
                                                                                                                         II
------------------------------------------------------------------------------------------------------------------------------------
Put Option          $60.00   03/14/01  X              1,800  Immed.   06/15/01 Common    18                              The Aries
(Short)                                                                                                                  Master Fund
                                                                                                                         II
------------------------------------------------------------------------------------------------------------------------------------
Put Option          $60.00   03/14/01  X                800  Immed.   06/15/01 Common    8                          I    Aries
(Short)                                                                                                                  Domestic
                                                                                                                         Fund II,
                                                                                                                         L.P.
------------------------------------------------------------------------------------------------------------------------------------
Put Option          $60.00   03/14/01  X                400  Immed.   06/15/01 Common    4                          I    Aries
(Short)                                                                                                                  Domestic
                                                                                                                         Fund II,
                                                                                                                         L.P.
------------------------------------------------------------------------------------------------------------------------------------
Put Option          $60.00   03/14/01  X                400  Immed.   06/15/01 Common    4                          I    Aries
(Short)                                                                                                                  Domestic
                                                                                                                         Fund II,
                                                                                                                         L.P.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Put Option          $60.00   03/14/01  X                300  Immed.   06/15/01 Common    3                          I    Aries
(Short)                                                                                                                  Domestic
                                                                                                                         Fund II,
                                                                                                                         L.P.
------------------------------------------------------------------------------------------------------------------------------------
Put Option          $60.00   03/13/01  X              1,900  Immed.   06/15/01 Common    19                         I    Aries
(Short)                                                                                                                  Domestic
                                                                                                                         Fund, L.P.
------------------------------------------------------------------------------------------------------------------------------------
Put Option          $60.00   03/14/01  X              1,300  Immed.   06/15/01 Common    13                         I    Aries
(Short)                                                                                                                  Domestic
                                                                                                                         Fund, L.P.
------------------------------------------------------------------------------------------------------------------------------------
Put Option          $60.00   03/14/01  X              1,000  Immed.   06/15/01 Common    10                         I    Aries
(Short)                                                                                                                  Domestic
                                                                                                                         Fund, L.P.
------------------------------------------------------------------------------------------------------------------------------------
Put Option          $60.00   03/14/01  X                600  Immed.   06/15/01 Common    6                          I    Aries
(Short)                                                                                                                  Domestic
                                                                                                                         Fund, L.P.
------------------------------------------------------------------------------------------------------------------------------------
Put Option          $60.00   03/30/01  X                900  Immed.   06/15/01 Common    9                          I    Aries
(Short)                                                                                                                  Domestic
                                                                                                                         Fund, L.P.
------------------------------------------------------------------------------------------------------------------------------------
Put Option          $60.00   03/30/01  X                300  Immed.   06/15/01 Common    3                0         I    Aries
(Short)                                                                                                                  Domestic
                                                                                                                         Fund, L.P.
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Put Option          $65.00   03/14/01  X                 40  Immed.   06/15/01 Common    4,000                      I    The Aries
(Short)                                                                                                                  Master Fund
                                                                                                                         II
------------------------------------------------------------------------------------------------------------------------------------
Put Option          $65.00   03/14/01  X                 24  Immed.   06/15/01 Common    2,400                      I    The Aries
(Short)                                                                                                                  Master Fund
                                                                                                                         II
------------------------------------------------------------------------------------------------------------------------------------
Put Option          $65.00   03/14/01  X                 1   Immed.   06/15/01 Common    100                        I    The Aries
(Short)                                                                                                                  Master Fund
                                                                                                                         II
------------------------------------------------------------------------------------------------------------------------------------
Put Option          $65.00   03/19/01  X                 21  Immed.   06/15/01 Common    2,100                      I    The Aries
(Short)                                                                                                                  Master Fund
                                                                                                                         II
------------------------------------------------------------------------------------------------------------------------------------
Put Option          $65.00   03/19/01  X                 4   Immed.   06/15/01 Common    400                        I    The Aries
(Short)                                                                                                                  Master Fund
                                                                                                                         II
------------------------------------------------------------------------------------------------------------------------------------
Put Option          $65.00   03/21/01  X                 5   Immed.   06/15/01 Common    500                        I    The Aries
(Short)                                                                                                                  Master Fund
                                                                                                                         II
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Put Option          $65.00   03/30/01  X                 7   Immed.   06/15/01 Common    700                        I    The Aries
(Short)                                                                                                                  Master Fund
                                                                                                                         II
------------------------------------------------------------------------------------------------------------------------------------
Put Option          $65.00   03/21/01  X                 10  Immed.   06/15/01 Common    1,000                      I    Aries
(Short)                                                                                                                  Domestic
                                                                                                                         Fund, L.P.
------------------------------------------------------------------------------------------------------------------------------------
Put Option          $65.00   03/21/01  X                 1   Immed.   06/15/01 Common    100                        I    Aries
(Short)                                                                                                                  Domestic
                                                                                                                         Fund, L.P.
------------------------------------------------------------------------------------------------------------------------------------
Put Option          $65.00   03/30/01  X                 6   Immed.   06/15/01 Common    600              0         I    Aries
(Short)                                                                                                                  Domestic
                                                                                                                         Fund, L.P.
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Put                 $70.00   03/07/01  X        3            Immed.   06/15/01 Common    300                        I    The Aries
Option                                                                                                                   Master Fund
(Short)                                                                                                                  II
------------------------------------------------------------------------------------------------------------------------------------
Put                 $70.00   03/14/01  X        14           Immed.   06/15/01 Common    1,400                      I    The Aries
Option                                                                                                                   Master Fund
(Short)                                                                                                                  II
------------------------------------------------------------------------------------------------------------------------------------
Put                 $70.00   03/14/01  X        22           Immed.   06/15/01 Common    2,200                      I    The Aries
Option                                                                                                                   Master Fund
(Short)                                                                                                                  II
------------------------------------------------------------------------------------------------------------------------------------
Put                 $70.00   03/14/01  X        4            Immed.   06/15/01 Common    400                        I    The Aries
Option                                                                                                                   Master Fund
(Short)                                                                                                                  II
------------------------------------------------------------------------------------------------------------------------------------
Put                 $70.00   03/19/01  X        4            Immed.   06/15/01 Common    400                        I    The Aries
Option                                                                                                                   Master Fund
(Short)                                                                                                                  II
------------------------------------------------------------------------------------------------------------------------------------
Put                 $70.00   03/07/01  X        3            Immed.   06/15/01 Common    300                        I    Aries
Option                                                                                                                   Domestic
(Short)                                                                                                                  Fund, L.P.
------------------------------------------------------------------------------------------------------------------------------------
Put                 $70.00   03/07/01  X        3            Immed.   06/15/01 Common    300                        I    Aries
Option                                                                                                                   Domestic
(Short)                                                                                                                  Fund II,
                                                                                                                         L.P.
------------------------------------------------------------------------------------------------------------------------------------
Put                 $70.00   03/07/01  X        2            Immed.   06/15/01 Common    200              12        I    Aries
Option                                                                                                                   Domestic
(Short)                                                                                                                  Fund II,
                                                                                                                         L.P.
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Put                 $75.00   3/19/01   X        4            Immed.   06/15/01 Common    400                        I    The Aries
Option                                                                                                                   Master Fund
(Short)                                                                                                                  II
------------------------------------------------------------------------------------------------------------------------------------
Put                 $75.00   3/19/01   X        4            Immed.   06/15/01 Common    400                        I    Aries
Option                                                                                                                   Domestic
(Short)                                                                                                                  Fund, L.P.
------------------------------------------------------------------------------------------------------------------------------------
Put                 $75.00   03/19/01  X        6            Immed.   06/15/01 Common    600                        I    Aries
Option                                                                                                                   Domestic
(Short)                                                                                                                  Fund II,
                                                                                                                         L.P.
------------------------------------------------------------------------------------------------------------------------------------
Put                 $75.00   03/19/01  X        3            Immed.   06/15/01 Common    300                        I    Aries
Option                                                                                                                   Domestic
(Short)                                                                                                                  Fund II,
                                                                                                                         L.P.
------------------------------------------------------------------------------------------------------------------------------------
Put                 $75.00   03/19/01  X        1            Immed.   06/15/01 Common    100              3         I    Aries
Option                                                                                                                   Domestic
(Short)                                                                                                                  Fund II,
                                                                                                                         L.P.
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Call Option         $45.00   03/16/01  S               607   Immed.   03/20/01 Common    60,700           0         I    The Aries
(Short)                                                                                                                  Master Fund
                                                                                                                         II
====================================================================================================================================

Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

(1) See Attachment A.

(2) Paramount Capital Asset Management, Inc. ("PCAM") is the general partner of each of the Aries Domestic Fund, L.P. ("Aries I") and Aries Domestic Fund II, L.P. ("Aries II"), each a Delaware limited partnership, and also serves as the investment manager of the Aries Master Fund II, a Cayman Island exempted company (the "Master Fund"), which also owns securities of the Issuer. Dr. Rosenwald is the chairman and sole stockholder of PCAM. As a result, Dr. Rosenwald and PCAM may be deemed to have voting and investment control over the securities of the issuer owned by the Aries Funds under Rule 16a-(a)(1) of the Securities Exchange Act of 1934. Dr. Rosenwald and PCAM disclaim beneficial ownership of the securities held by the Aries Funds, except to the extent of its pecuniary interest therein, if any.


/s/ Lindsay A. Rosenwald                                 April 9, 2001
---------------------------------------------            -----------------------
** Signature of Reporting Person                                  Date
   Lindsay A. Rosenwald, M.D.
   Chairman
   Paramount Capital Asset Management, Inc.
   Investment Manager - Aries Master Fund II
   General Partner - Aries Domestic Fund, L.P.
   General Partner - Aries Domestic Fund II, L.P.

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                  Attachment A

Securities beneficially owned by Dr. Rosenwald are presented on an as-converted basis and consist of the following:

1. 2,417,795 shares of Common Stock and Warrants to purchase 35,000 share of Common Stock owned directly by Dr. Rosenwald;

2. 780,578 shares of Common Stock issuable upon conversion of 1,688 shares of Series D Convertible Preferred Stock; Warrants to purchase 257,219 shares of Common Stock; and 997,469 shares of Common Stock, either purchased in the open market or received through a dividend, owned by The Aries Master Fund II;

3. 316,301 shares of Common Stock issuable upon conversion of 684 shares of Series D Convertible Preferred Stock; Warrants to purchase 104,229 shares of Common Stock; and 562,428 shares of Common Stock, either purchased in the open market or received through a dividend ,owned by Aries Domestic Fund, L.P.; and

4. 24,509 shares of Common Stock issuable upon conversion of 53 shares of Series D Convertible Preferred Stock; Warrants to purchase 8,076 shares of Common Stock; and 301,631 shares of Common Stock, either purchased in the open market or received through a dividend, owned by Aries Domestic Fund II, L.P.

                             Joint Filer Information

Name:                   Paramount Capital Asset Management, Inc.

Address:                787 Seventh Avenue
                        48th Floor
                        New York, NY 10019

Designated Filer:       Lindsay A. Rosenwald, M.D.

Issuer and Ticker:      Cell Therapeutics, Inc. (CTIC)